Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: (858) 523-5400 Fax: (858) 523-5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
September 25, 2006	London	San Francisco
	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
Bare Escentuals, Inc.	New Jersey	Washington, D.C.
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105	File No. 031649-0017

Re:	Form S-1 Registration Statement File No. 333-135484
18,400,000 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Bare Escentuals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 18,400,000 shares of common stock, $0.001 par value per share (the “Shares”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2006 (File No. 333–135484), as amended by Amendment No. 1 filed with the Commission on August 15, 2006, Amendment No. 2 filed with the Commission on August 30, 2006, Amendment No. 3 filed with the Commission on September 13, 2006 and Amendment No. 4 filed with the Commission on September 25, 2006 (collectively, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and when certificates representing the Shares (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP